Exhibit 99.2

NEWS RELEASE

Industrial Services of America, Inc. board declares $0.10 cash dividend

--         Shareholders re-elect directors, appoint auditors, approve other actions at annual meeting

LOUISVILLE, Ky. (June 26, 2008) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets recyclable commodities and offers programs and equipment to help businesses manage waste, today announced a cash dividend to common shareholders and the results of its 2008 annual meeting of shareholders.

The Board of Directors, at its regular meeting June 26, declared a cash dividend payment of ten cents ($0.10) per common share of stock for shareholders of record as of July 31, 2008, to be paid on August 21, 2008.

At ISA's 2008 annual meeting, shareholders:

--         Elected Harry Kletter, chairman and CEO; and directors Roman Epelbaum, Orson Oliver, Albert Cozzi and Richard Ferguson, to one-year board terms.

--         Ratified Mountjoy & Bressler, LLP, as the company's independent registered public accounting firm for the fiscal year 2008.

--         Ratified the issuance of 20,000 shares of common stock for fiscal 2007 and 20,000 shares for each of the next four years for ISA's president and chief operating officer, Brian Donaghy, to fulfill certain terms of an executive employment agreement.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets.  Additionally, the company offers commercial, industrial and business customers a variety of programs and equipment to efficiently manage waste. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business, loss of customers and fluctuations in the price of recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

The Company's 2008 SEC filings are available for review at the Securities and Exchange Commission web site at  http://www.sec.gov/edgar/searchedgar/companysearch.html.

Key words: recycling, scrap, ferrous, non-ferrous materials, waste management, international markets, global markets.

Contacts:

Harry Kletter or Alan Schroering, 502-366-3452

Email: hklet@isa-inc.com  or aschroering@isa-inc.com

Website:  http://www.isa-inc.com/